SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
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[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Under Rule 14a-12


                                  ULTICOM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:

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(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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[ ]    Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

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
                                  ULTICOM, INC.
                                1020 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2002

                               ------------------

           NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders of ULTICOM, INC. (the "Company") will be held at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey, on Tuesday, June 18, 2002 commencing at 10:00 a.m. (local time) for the following purposes:

           1. To elect nine directors who will serve as the Board of Directors of the Company until the next annual meeting of shareholders and the election of their qualified successors.

           2. To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as independent auditors of the Company for the year ending January 31, 2003.

           3. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Only those shareholders of record at the close of business on April 22, 2002 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

           A copy of the Company's Annual Report for the year ended January 31, 2002 accompanies this Notice of Meeting.


                                    By Order of the Board of Directors,

                                    William F. Sorin,
                                    Secretary

Date: May 10, 2002

           ATTENDANCE AT THE ANNUAL MEETING BY HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, APPEARING IN PERSON OR REPRESENTED BY PROXY, IS NECESSARY TO CONSTITUTE A QUORUM. YOUR ATTENDANCE IS IMPORTANT AND APPRECIATED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. YOUR PROXY MAY BE REVOKED AT YOUR DISCRETION AT ANY TIME BEFORE THE SHARES ARE VOTED.

                                  ULTICOM, INC.
                                1020 BRIGGS ROAD
                         MOUNT LAUREL, NEW JERSEY 08054

                               ------------------

                                 PROXY STATEMENT

                                -----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 2002

                               ------------------

           THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY ARE BEING FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF ULTICOM, INC., A NEW JERSEY CORPORATION (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS OF THE COMPANY TO BE HELD ON TUESDAY, JUNE 18, 2002 OR ANY ADJOURNMENT THEREOF (THE "ANNUAL MEETING").

           A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given in the proxy with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, the proxy will be voted in favor of such matter. As to any other matters properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment. Any shareholder who desires to revoke a proxy may do so at any time prior to the vote of the associated shares by tendering written notice of revocation addressed to the Secretary of the Company, by attending the Annual Meeting in person and requesting the return of the proxy or by delivering to the Secretary of the Company another form of proxy bearing a later date of execution.

           Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast on any matter to which they relate and will have no effect on the outcome of any matters to be voted on. A "broker non-vote" refers to shares represented at the Annual Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and (ii) the broker or nominee does not have the discretionary voting power on such matter.

           The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Company may, without additional compensation, solicit proxies by personal interviews, electronic mail, telephone and telefacsimile. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's common stock, no par value (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

           The Board of Directors has fixed the close of business on April 22, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At the Record Date, there were issued and outstanding an aggregate of 41,321,876 shares of Common Stock. Attendance at the Annual Meeting, in person or represented by proxy, by the holders of a majority of all shares of Common Stock issued, outstanding and entitled to vote constitutes a quorum. Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the meeting.

           This Proxy Statement and the accompanying form of proxy are first being mailed on or about May 17, 2002 to shareholders of record on the Record Date.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

           The following table identifies and sets forth certain information concerning the beneficial ownership of Common Stock by the executive officers and directors of the Company and all persons known by the Company to be beneficial owners of more than five percent of the outstanding Common Stock as of April 22, 2002.

                                                                            NUMBER OF SHARES
                                          RELATIONSHIP WITH                   BENEFICIALLY                  PERCENT OF TOTAL
NAME AND ADDRESS                             THE COMPANY                        OWNED (1)                OUTSTANDING SHARES (2)
----------------                             -----------                        ---------                ----------------------
Comverse Technology, Inc.
("CTI")........................          Shareholder                          30,741,102 (3)                     74.4%
170 Crossways Park Drive
Woodbury, NY 11797

Kobi Alexander (a) (b) (e).....          Chairman of the Board                   997,263                          2.4%
                                         of Directors and
                                         Director

Shawn Osborne (a) (f)..........          President and Chief                     244,203                           *
                                         Executive Officer and
                                         Director

Mark A. Kissman................          Vice President of                             -                           -
                                         Finance and Chief
                                         Financial Officer

William F. Sorin (a) (b) (g)...          Secretary and Director                    8,182                           *

Paul D. Baker (h)..............          Director                                 17,364                           *

Zvi Bar-On (c) (d).............          Director                                 15,500                           *

Ron Hiram (b) (c) (d) (i)......          Director                                 16,000                           *

Yaacov Koren (j)...............          Director                                  4,091                           *

David Kreinberg (a) (k)........          Director                                 34,545                           *

Rex A. McWilliams (c) (d)......          Director                                 15,000                           *



                                       2

All directors and executive
officers as a group
(10 persons)...................                                                1,352,148                          3.2%


-------------------
* Less than 1%

(a)   Member of the Executive Committee of the Board of Directors

(b)   Member of the Compensation Committee of the Board of Directors

(c)   Member of the Audit Committee of the Board of Directors

(d)   Member of the Stock Option Committee of the Board of Directors

(e) Mr. Alexander beneficially owns 25,260 shares of CTI common stock and options to purchase 3,877,236 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(f) Mr. Osborne beneficially owns options to purchase 13,700 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(g) Mr. Sorin beneficially owns options to purchase 88,127 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(h) Mr. Baker beneficially owns 14 shares of CTI common stock and options to purchase 26,500 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(i) Mr. Hiram beneficially owns options to purchase 27,000 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(j) Mr. Koren beneficially owns options to purchase 18,750 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(k) Mr. Kreinberg beneficially owns 17,728 shares of CTI common stock and options to purchase 114,060 shares of CTI common stock exercisable within 60 days of April 22, 2002.

(1) Includes outstanding shares and shares issuable upon the exercise of stock options that are exercisable at or within 60 days after April 22, 2002. Does not include shares issuable upon exercise of stock options that are not exercisable until more than 60 days after April 22, 2002. The shares subject to stock options held by individuals identified above as of April 22, 2002 consist of the following:

                                                                                  Number of Shares of Common
                                                                                   Stock Subject to Options
                                                                                   ------------------------
                                                                         Exercisable at or      Not Exercisable at or
                                                                           within 60 days           within 60 days
                                                                               after                     after
                                                                           April 22, 2002           April 22, 2002
                                                                           --------------           --------------
             Kobi Alexander............................                              -                        -
             Shawn  Osborne............................                        239,203                  301,702
             Mark A. Kissman...........................                              -                   40,000
             William F. Sorin..........................                          8,182                   16,363
             Paul D. Baker.............................                         16,364                   16,363
             Zvi Bar-On ...............................                         15,000                    5,000
             Ron Hiram.................................                         15,000                    5,000
             Yaacov Koren..............................                          4,091                    8,182
             David Kreinberg...........................                         24,545                   49,091
             Rex A. McWilliams.........................                         15,000                    5,000
             All directors and executive officers
               as a group..............................                        337,385                  446,701

(2) Based on 41,321,876 shares of Common Stock issued and outstanding on April 22, 2002, excluding, except as otherwise noted, shares of Common Stock issuable upon exercise of outstanding stock options.

(3) Includes 987,263 shares of Common Stock owned by Mr. Alexander which CTI has a right to vote.

BACKGROUND OF NOMINEES AND EXECUTIVE OFFICERS

           Kobi Alexander, age 50, has served as a Director since August 1995 and Chairman of the Board of Directors of the Company since October 1997. Mr. Alexander, a founder of CTI, has been a director and senior executive officer of CTI since its formation in October 1984, serving in the capacities of Chairman of the Board of Directors since September 1986 and Chief Executive Officer since April 1987. Mr. Alexander also serves as Director and Chairman of the Board of various subsidiaries of CTI including its other operating subsidiaries, Comverse, Inc. (`Comverse") and Verint Systems Inc. ("Verint"). Mr. Alexander received a B.A., magna cum laude, in Economics from the Hebrew University of Jerusalem in 1977, and an M.B.A. in Finance from New York University in 1980.

           Shawn Osborne, age 41, was named President and Chief Executive Officer in September 1997 and a Director in January 2000. Mr. Osborne joined the Company in January 1997 as Vice President of Sales and Strategic Planning. From October 1994 to January 1997, Mr. Osborne was President and Vice President of Sales and Marketing of CellTel Data, a provider of wireless data systems and transaction services. Mr. Osborne received a B.S. in Computer Science from the State University of New York at Albany in 1982. He currently serves on the Board of Directors of the Telecommunications Industry Association.

           Mark A. Kissman, age 43, was named Vice President of Finance and Chief Financial Officer in September 2001. He joined Ulticom from Current Analysis, Inc., a provider of market research to the telecommunications industry, where he served as Senior Vice President and Chief Financial Officer. Prior to holding that position, he was Senior Vice President, Finance and Chief Financial Officer of Spacehab, Inc., (NASDAQ:SPAB). Mr. Kissman also was Vice President of Finance and Chief Financial Officer for Giesecke & Devrient America, Inc., a manufacturer of smart cards used in wireless handsets and as financial transaction cards. Mr. Kissman started his career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked in the firm's audit practice. He received his B. S. degree in Accounting from the Pennsylvania State University in 1980, and is a certified public accountant.

           William F. Sorin, age 53, has served as a Director and the Corporate Secretary of the Company since August 1995. He also serves as the Corporate Secretary and a director of CTI, positions he has held since its formation in October 1984. Mr. Sorin is also a director of Verint. Mr. Sorin is an attorney engaged in private practice and is General Counsel to CTI. Mr. Sorin received a B.A from Trinity College in 1970 and a J.D., cum laude, from Harvard Law School in 1973.

           Paul D. Baker, age 43, was named a Director in January 2000. He serves as Vice President, Corporate Marketing and Corporate Communications of CTI, a position he has held since joining CTI in April 1991. Mr. Baker is also a director of Verint. Mr. Baker held various positions in sales, marketing, and corporate communications with Robotic Vision Systems, Inc. from 1984 to 1991. Mr. Baker received a B.S. in Management from Babson College in 1980 and an M.B.A. in Marketing Management from St. John's University in 1984.

           Zvi Bar-On, age 51, was named a Director in April 2000. Mr. Bar-On is the Chief Executive Officer of Component Control.Com, Inc., a business he founded in May 1998. The company is a developer of enterprise software solutions for the aviation after-market. In 1984 he founded and subsequently managed Aero Support USA Inc., which was merged in 1997 with Kellstrom Industries. After the merger, Mr. Bar-On served as a consultant to Kellstrom until September 1998. From 1981 to 1983, he served as a Sales Manager and Marketing Director of Electro Methods Inc., becoming the company's President in 1983. He received an M.B.A. from New York University in 1981 and a B.S. in Mechanical Engineering from Brooklyn Polytechnic in 1976.

           Ron Hiram, age 49, was named a Director in April 2000. Mr. Hiram co-heads TeleSoft Partners' investment activities in Israel. TeleSoft Partners makes venture capital investments in telecommunications-focused companies and manages capital commitments in excess of $700 million in two funds. Prior to joining TeleSoft Partners, Mr. Hiram worked at Soros Fund Management LLC, focusing on private equity investments. He joined Soros Fund Management in 1995, became a Managing Director in January 1997 and a partner of Soros Private Equity Partners in 1998. Prior to joining Soros Fund Management, Mr. Hiram was at Lehman Brothers for 12 years, most recently serving as Managing Director. Mr. Hiram is also a director of CTI. Mr. Hiram received an M.B.A. from Columbia University in 1981.

           Yaacov Koren, age 48, was named a Director in January 2000. Mr. Koren is the Managing Director of Comverse Investments Ltd., an investment division CTI, a position he has held since July 1994. Additionally, Mr. Koren serves on the board of directors of several private companies, primarily companies in which the CTI group is invested. Mr. Koren has over 20 years of experience in the investment and financial industries. Prior to joining CTI, Mr. Koren was the Chief Executive Officer of Batucha Securities and Investments Ltd., an Israeli brokerage and portfolio management company. Mr. Koren is also a director of Lanoptics Ltd. Mr. Koren received his LL.B. from the Tel-Aviv University School of Law in 1982.

           David Kreinberg, age 37, has been a Director since January 2000. From December 1999 to September 2001 he served as the Company's Chief Financial Officer. Mr. Kreinberg is the Vice President of Finance and Chief Financial Officer of CTI, a position he has held since May 1999. Previously, Mr. Kreinberg had served CTI as Vice President of Finance and Treasurer from April 1996, and Vice President of Financial Planning from April 1994. Mr. Kreinberg is also a Director of Verint. Mr. Kreinberg is a Certified Public Accountant, and prior to joining CTI he served as a senior manager at Deloitte & Touche LLP. Mr. Kreinberg received a B.S., summa cum laude, in Accounting from Yeshiva University in 1986 and an M.B.A. in Finance and International Business from Columbia University in 1990.

           Rex A. McWilliams, age 65, was named a Director in April 2000. Mr. McWilliams is the Chairman of ODI Diagnostics, a position he has held since April 1999. Mr. McWilliams also serves as the Chairman of Newvent Management, a position he has held since January 1997. Newvent makes investments in several private New Jersey companies and in commercial real estate. Between 1974 and September 1997, Mr. McWilliams served as the Company's Chairman and Chief Executive Officer. Previously, he was a partner in Technology Management Group. He also was the Co-Founder of National Computer Analysts and served as its President from 1965 through 1970. Between 1957 and 1962, he was involved with computer development with RCA Computer Division. Mr. McWilliams has a B.S. Summa Cum Laude in Mathematics/Physics from Morningside College, which he earned in 1958.

COMMITTEES OF THE BOARD OF DIRECTORS

           The Board of Directors has four standing committees. The Executive Committee is empowered to exercise full authority of the Board of Directors in circumstances when convening the full board is not practical. The Audit Committee is responsible for reviewing audit procedures and supervising the relationship between the Company and its independent auditors. The Compensation Committee is responsible for approving compensation arrangements for senior management of the Company. The Stock Option Committee is responsible for administering the Company's stock option plans.

           During the year ended January 31, 2002, there were five meetings of the Board of Directors of the Company and four meetings of the Audit Committee. Each member of the Board of Directors attended at least 75 percent of all the meetings of the Board of Directors and of each Committee of which he was a member during the year. In addition, the Executive Committee acted on one occasion and the Stock Option Committee acted on two occasions by unanimous written consent in lieu of meetings.

AUDIT COMMITTEE

           The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the selection of the Company's outside auditors and the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

           At present, the Audit Committee consists of Zvi Bar-On, Ron Hiram, and Rex A. McWilliams. All members of the Audit Committee are "independent" in accordance with the rules of The NASDAQ Stock Market.

EXECUTIVE COMPENSATION

           The following table sets forth information for the fiscal years ended January 31, 2000, 2001 and 2002 concerning the compensation the Company paid or accrued to the executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                 YEAR                                          STOCK OPTION           ALL OTHER
NAME & PRINCIPAL POSITION                       ENDING       SALARY(1)         BONUS(2)           GRANTS            COMPENSATION
-------------------------                       ------       ---------         --------           ------            ------------
Shawn  Osborne, President and                 Jan. 2002       $223,731             -              75,000               $14,443
Chief Executive Officer                       Jan. 2001       $206,462          $75,000           50,000               $14,443
                                              Jan. 2000       $200,000          $60,000              -                 $13,988

Mark A. Kissman, Vice President of Finance    Jan. 2002       $ 70,615          $17,654           40,000               $48,442
and Chief Financial Officer (3)

David Kreinberg, Chief Financial              Jan. 2002          -                 -                 -                    -
Officer (4)                                   Jan. 2001          -                 -                 -                    -
                                              Jan. 2000          -                 -                 -                    -

----------------

(1)   Includes salary and payments in lieu of earned vacation.

(2) Includes bonuses accrued for services performed in the year indicated, regardless of year of payment.

(3) Mr. Kissman joined the Company in September 2001. Other compensation includes $48,308 for relocation benefits.

(4) Mr. Kreinberg served as Chief Financial Officer until September 2001. Mr. Kreinberg did not receive any compensation from the Company, but received his compensation from CTI. Mr. Kreinberg's services were provided to the Company under a services agreement with CTI.


           The following table sets forth information concerning options granted during the year ended January 31, 2002 to the executive officers of the Company identified above under its employee stock option plan:

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF
                                                                                                         APPRECIATION FOR
                                         INDIVIDUAL GRANTS                                                OPTION TERM (1)
------------------------------------------------------------------------------------------------          ---------------
                                NUMBER OF       PERCENT OF TOTAL
                                  SHARES       OPTIONS GRANTED TO     EXERCISE
                                UNDERLYING        EMPLOYEES IN       PRICE PER       EXPIRATION
    NAME                     OPTIONS GRANTED      FISCAL YEAR          SHARE            DATE             5%               10%
    ----                     ---------------      -----------          -----            ----             --               ---
Shawn Osborne                     75,000              8.3%            $19.5625        03/05/2011     $922,706         $2,338,319
Mark A. Kissman                   40,000              4.5%            $ 9.38          12/19/2011     $235,961          $ 597,972
David Kreinberg (2)                 -                   -                 -               -              -                  -


-----------
(1) Represents the gain that would be realized if the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from the fair market value at the date of option grants.

(2) During the fiscal year ended January 31, 2002, Mr. Kreinberg was granted options to purchase 125,000 shares of CTI common stock in his capacity as Vice President of Finance and Chief Financial Officer of CTI.

           The options have a term of ten years and become exercisable and vest in equal annual increments over a period of four years from the year of grant. The exercise price of the options is equal to the fair market value of the underlying shares at the date of grant.

The following table sets forth, as to each executive officer identified above, the shares acquired on exercise of options during the year ended January 31, 2002, value realized, number of unexercised options held at January 31, 2002, currently exercisable and subject to future vesting, and the value of such options based on the closing price of the underlying shares on the NASDAQ National Market System at that date, net of the associated exercise price.


                   OPTION EXERCISES AND YEAR-END VALUE TABLE

AGGREGATE OPTION EXERCISES IN THE YEAR ENDED JANUARY 31, 2002 AND VALUE OF UNEXERCISED OPTIONS AT JANUARY 31, 2002

                                                         NUMBER OF UNEXERCISED OPTIONS HELD AT    VALUE OF UNEXERCISED IN-THE-MONEY
                                                                   JANUARY 31, 2002               OPTIONS HELD AT JANUARY 31, 2002
                      SHARES ACQUIRED                    -------------------------------------    --------------------------------
NAME                    ON EXERCISE     VALUE REALIZED      EXERCISABLE        UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
----                    -----------     --------------      -----------        -------------      -----------         -------------
Shawn Osborne             50,000          $1,509,995           97,727             468,178           $486,107            $2,460,902
Mark A. Kissman               -                 -                -                 40,000             -                       -
David Kreinberg (1)       24,545 (2)      $  685,915             -                 73,636 (2)         -                 $  492,183


--------
(1) As of January 31, 2002, Mr. Kreinberg held options to purchase 346,560 shares of CTI common stock, of which 101,560 shares were exercisable and valued at $528,626 and 245,000 shares were unexercisable and valued at $750,275. During the year ended January 31, 2002, Mr. Kreinberg acquired

      14,290 shares of CTI common stock upon the exercise of options granted to him by CTI, realizing an aggregate value of $1,454,813.

(2) Represents options to purchase from CTI, shares of the Company's Common Stock held by CTI.

EMPLOYMENT AGREEMENT

           The Company has entered into an employment agreement with Mr. Osborne, its President and Chief Executive Officer. The employment period terminates on January 31, 2003, but will be automatically extended for an additional two years unless either party notifies the other of its intention not to extend the employment period.

           Mr. Osborne's annual base salary is $225,000. Mr. Osborne is entitled to receive an annual bonus of up to $75,000 per year. The Board of Directors reviews Mr. Osborne's base salary annually and may, at its discretion, increase his base salary.

           If during the one-year period following a change in control, Mr. Osborne's employment is terminated either by (i) the Company for any reason other than cause, or (ii) by Mr. Osborne should the Company fail to continue his employment on substantially equivalent compensation terms, Mr. Osborne will be entitled to receive a payment equal to his annual base salary. In addition, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 24 months of employment with the Company.

           The Company or Mr. Osborne may terminate his employment at any time during the employment term upon giving 90 days' notice, except that no notice is required if the Company terminates Mr. Osborne's employment for cause. If the Company terminates Mr. Osborne's employment for reasons other than cause, he will be entitled to receive his earned but unpaid salary and bonus pro rated through the date of termination and, for the purpose of determining the exercisability of his stock options, he will be deemed to have concluded an additional period of 12 months of employment with the Company.

COMPENSATION OF DIRECTORS

           The directors do not currently receive any cash compensation for serving on the board of directors or any committee of the board. The directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. Each of Messrs. Bar-On, Hiram and McWilliams received options to purchase 15,000 shares of Common Stock under the Company's stock incentive compensation plan upon completion of the Company's initial public offering in April 2000. Each such director is also entitled to receive on an annual basis options to purchase 5,000 shares of Common Stock under the Company's Stock Option Plans at a price per share equal to the fair market value of the Common Stock as reported on the NASDAQ National Market System on the date two business days after the publication of the audited year-end financial statements of the Company. These options vest incrementally based on the number of board meetings and committee meetings attended by such director over the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           During the fiscal year ended January 31, 2002, Messrs. Alexander, Hiram and Sorin served as members of the Company's Compensation Committee. Mr. Sorin also serves as the Corporate Secretary of the Company. No interlocking relationship exists between the Company's Board of Directors and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


REPORT OF THE COMPENSATION COMMITTEE CONCERNING EXECUTIVE COMPENSATION

           The principal components of the Company's executive compensation arrangements are base salary, cash bonus awards and stock options. Compensation arrangements for senior management personnel in certain instances include a performance-based component as well as discretionary bonus awards.

           Salary levels throughout the organization are reviewed annually, and are adjusted periodically when the Company believes that adjustment is required, taking into account competitive factors in the industries and locations of the Company's activities. In establishing compensation levels throughout the organization, the Company relies to a significant extent on its direct experience in the recruitment of personnel as well as reported compensation levels of senior management of other, similarly situated companies. Supplemental cash bonus awards are made periodically to reflect superior performance by individual employees, in accordance with recommendations by senior management.

           Employees of the Company benefit from the Company's practice of awarding stock options to personnel throughout the organization, and the resulting value associated with the potential increase in the market price of the Company's shares. The Board of Directors believes that equity-based incentive arrangements, such as employee stock options and employee stock purchase plans, are among the most effective means available to the Company of aligning the interests of employees with the objectives of shareholders generally, and of building their long term commitment to the organization.

           The Company emphasizes stock option awards as an essential element of the remuneration package available to its executives and employees. Stock options typically vest in increments over a number of years to encourage long-term commitment to the Company by the grantees.

           The Company considers both available competitive data and subjective performance evaluations in determining the number of options to grant to its officers and key employees. During the year ended January 31, 2002, the Company granted to employees options to purchase an aggregate of 898,591 shares of Common Stock, including options to purchase an aggregate of 75,000 shares awarded to the President and Chief Executive Officer of the Company.

           Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

           Mr. Osborne has served as President and Chief Executive Officer of the Company since September 1997, under agreements providing for fixed annual salary, bonus compensation and employment-related benefits. The terms of Mr. Osborne's employment agreements, as currently in effect, are described above.

           The terms of Mr. Osborne's employment have been established by direct negotiation between Mr. Osborne and the Compensation Committee. In approving such terms, the Compensation Committee has taken into account compensation levels of chief executive officers of other publicly-held companies and the success achieved by the Company for the period that Mr. Osborne has served as Chief Executive Officer, as reflected by the growth in the Company's annual revenues, net income, earnings per share, total assets and total equity for the fiscal year ended January 31, 2002 ("Fiscal 2001") compared to the fiscal year ended January 31, 2001 ("Fiscal 2000"):

                                                          Rate of Growth
                                                   Fiscal 2001 over Fiscal 2000
                                                   ----------------------------

            Revenues                                           22.6%
            Net Income                                         19.4%
            Earnings Per Share (Diluted)                       13.6%
            Total Assets                                        3.7%
            Total Equity                                        8.2%

STOCK PERFORMANCE GRAPH

           The following performance graph shows the cumulative total shareholder return on a hypothetical investment in Ulticom, Inc. (ULCM), the NASDAQ Composite Index and the NASDAQ Computer and Data Processing Index, assuming an investment of $100 on April 5, 2000, the Company's initial public offering date, and the reinvestment of any dividends. The performance shown is not necessarily indicative of future performance.

                            TOTAL SHAREHOLDER RETURN

                                                         5-Apr-00      31-Jan-01     31-Jan-02
                                                         --------      ---------     ---------
Ulticom, Inc.                                             $100.00        $320.19       $66.69
Nasdaq Computer and Data Processing Index                 $100.00         $61.98       $42.96
Nasdaq Composite Index                                    $100.00         $65.91       $46.29


                                 INDEXED RETURNS

Company/Index                                     5 Apr 00   31 Jan 01   31 Jan 02
-------------                                     --------   ---------   ---------
ULTICOM INC................................        $100       $320.19      $66.69
NASDAQ COMPUTER & DATA PROCESSING INDEX....        $100       $ 61.98      $42.96
NASDAQ COMPOSITE INDEX.....................        $100       $ 65.92      $46.29



REPORT OF THE AUDIT COMMITTEE
CONCERNING THE COMPANY'S AUDITED FINANCIAL STATEMENTS
FOR THE FISCAL YEAR ENDED JANUARY 31, 2002

           Review with Management: The Committee has reviewed and discussed the Company's audited financial statements with management.

           Review and Discussions with Independent Auditors: The Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting.

           The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

           Conclusion: Based on the review and discussions referred to above, the Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 for filing with the Securities and Exchange Commission.


                                                      THE AUDIT COMMITTEE

                                                          Zvi Bar-On
                                                          Ron Hiram
                                                          Rex A. McWilliams


           The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           During the fiscal year ended January 31, 2002, the Company had the following agreements and other relationships with CTI and its subsidiaries. Each of Kobi Alexander, David Kreinberg, William Sorin, Paul Baker and Yaacov Koren is an officer and/or employee of CTI or one or more of its subsidiaries (other than the Company), and Messrs. Alexander, Sorin and Ron Hiram are Directors of CTI.

Services Agreement

           The Company has a services agreement with CTI. Under this agreement, CTI provides the Company with the following services:

      o consulting services with respect to financial planning and reporting;

      o     routine legal services;

      o     administration of employee benefit plans;

      o maintaining in effect a policy of directors' and officers' liability insurance covering the Company's directors and officers; and

      o     consulting services with respect to public relations.

           The Company pays CTI a quarterly fee of $150,000 for the services provided by CTI during each fiscal quarter. In addition, the Company has agreed to reimburse CTI for any out-of-pocket expenses incurred by CTI in providing the services. During the year ended January 31, 2002, the Company paid CTI an aggregate fee of $600,000 for services provided under the services agreement. The term of this agreement extends to January 31, 2003 and is automatically extended for additional twelve-month periods unless terminated by either CTI or the Company. This agreement covered the services of Mr. Kreinberg the Company's former Chief Financial Officer, who was paid an aggregate salary and bonus of $187,303 by CTI in the fiscal year ended January 31, 2002.

           The Company believes that the terms of this agreement are as favorable as could have been obtained from an unaffiliated third party.


Patent License Agreement

           In January 2000, CTI and Lucent Technologies, Inc. ("Lucent"), acting through subsidiary patent holding companies on behalf of themselves and their various subsidiaries and affiliates, entered into a non-exclusive cross-licensing arrangement covering current and certain future patents issued to CTI and its affiliates and a portfolio of current and certain future patents in the area of telecommunications technology issued to Lucent and its affiliates. Under that arrangement, and pursuant to a patent license agreement between the Company and CTI, Lucent is entitled to non-exclusive royalty-free licenses under any patents granted to the Company or which the Company obtains the right to license during the term of the agreement, and the Company is entitled to a non-exclusive royalty-free sublicense to all patents that are licensed by Lucent to CTI.

License Agreement

           The Company has a license agreement with Comverse. Under this agreement, the Company granted Comverse an irrevocable, perpetual, royalty-free, non-exclusive license to use certain elements of the Company's Signalware software for incorporation into Comverse's products. Specifically, the license granted to Comverse includes the following rights:

      o the right to install and use the Company's software products at any of Comverse's sites and locations;

      o the right to install and use the Company's software products on or in connection with any Comverse product;

      o     the right to use and execute the software products on any platform;

      o the right to create, add to, enhance or modify the Company's software products; and

      o the right to sublicense and/or otherwise provide the Company's software products to others provided that such products cannot be licensed as a stand-alone interface.

           Comverse may not use or sublicense to others any of the Company's software products except on or as an element of a Comverse product. Any additions, enhancements or other modifications made by Comverse to the Company's software products shall be the property of Comverse.

           The term of this agreement is ten years, commencing on February 1, 2000. Thereafter, the agreement will automatically renew for one-year periods unless terminated by either Comverse or the Company. The license granted by the Company under the agreement, and any sublicenses granted by Comverse, survive termination or expiration of the agreement.

           During the year ended January 31, 2002, the Company recognized $7.3 million of revenues from sales of its interface boards to Comverse upon Comverse's deployment of its products which included the Company's Signalware software. The Company also recognized $0.1 million of revenues for Signalware training provided to Comverse.

Development and Production Agreement

           The Company has a development and production agreement with Comverse. Under this agreement, the Company agreed to design and develop for Comverse a signaling system #7 signaling link module board. Comverse agreed to purchase from the Company minimum quantities of this and other types of boards at prices which the Company believes are competitive given the committed quantities. Comverse may also purchase from the Company additional boards over the minimum quantities at its sole discretion. If requested by Comverse, for an additional fee the Company will furnish repairs and/or replacement services to Comverse for boards purchased under this agreement. During the year ended January 31, 2002, development was completed on the boards, and the Company recognized $1.6 million in revenue for non-recurring engineering services and from the delivery of board components.

Registration Rights Agreement

           The Company has entered into a registration rights agreement with CTI under which CTI may require the Company to register for public sale under the Securities Act shares of its Common Stock held by CTI, as well as any shares that are or have been acquired by directors, officers and employees of CTI upon the exercise of options granted to them by CTI. CTI also has the right to require the Company to register shares of the Company's Common Stock held by CTI or its directors, officers and employees at any time the Company registers its Common Stock for sale.

           The Company has agreed to pay all expenses that result from registration of its Common Stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. It has also agreed to indemnify CTI, its directors, officers and employees against liabilities that may result from their sale of the Company's Common Stock, including Securities Act liabilities.

Business Opportunities Agreement

           The Company has a business opportunities agreement with CTI that addresses potential conflicts of interest between CTI and the Company. This agreement allocates between CTI and the Company opportunities to pursue transactions or matters that, absent such allocation, could constitute corporate opportunities of both companies. The Company is precluded from pursuing an opportunity offered to any person who is a director of the Company but not an officer or employee of the Company and who is also an officer or employee of CTI, unless CTI fails to pursue such opportunity diligently. CTI is precluded from pursuing an opportunity offered to any person who is a director of CTI but not an officer or employee of CTI and who is also an officer or employee of the Company, unless the Company fails to pursue such opportunity diligently. The Company is also precluded from pursuing an opportunity offered to any person who is an employee or officer of both companies or a director of both companies, unless CTI fails to pursue such opportunity diligently. Each of Kobi Alexander, David Kreinberg, William Sorin and Paul Baker is an officer and/or employee of CTI, Yaacov Koren is an officer and employee of CTI Investments Ltd., a subsidiary of CTI, and Ron Hiram is a director of CTI. Accordingly, the Company may be precluded from pursuing transactions or opportunities that it would otherwise be able to pursue if it were not affiliated with CTI. The Company has agreed to indemnify CTI and its directors and officers against any liabilities arising out of any claim that any provision of the agreement or the failure to offer any business opportunity to the Company violates or breaches any duty that may be owed to it by CTI or any of its directors or officers.


                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

           It is the intention of the Board of Directors to nominate at the Annual Meeting each of the individuals named below for election to the Board of Directors of the Company, to serve as Directors, until the next Annual Meeting of Shareholders and the election of their qualified successors, or their earlier resignation or removal. In the event that any of such nominees should become unwilling or unable to stand for election at the Annual Meeting for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee or nominees as the Board of Directors may designate.

Kobi Alexander              Ron Hiram                       Rex A. McWilliams
Paul D. Baker               Yaacov Koren                    Shawn  Osborne
Zvi Bar-On                  David Kreinberg                 William F. Sorin

           The election of directors will be made by plurality of votes cast at the Annual Meeting, with the nine nominees receiving the greatest number of votes being elected. THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION AT THE ANNUAL MEETING OF THE NINE INDIVIDUALS NAMED ABOVE.

RATIFICATION OF ENGAGEMENT OF INDEPENDENT AUDITORS

           Shareholders will be requested at the Annual Meeting to ratify the engagement of Deloitte & Touche LLP to serve as independent auditors of the Company for the year ending January 31, 2003. Deloitte & Touche LLP has served as the Company's auditors since 1995.

           A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL.

           The following table sets forth the approximate aggregate amount of fees billed to the Company or accrued for the fiscal year ended January 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP:

                Audit Fees: $80,000

                All Other Fees: $126,000

           All other fees include items such as preparation and review of tax returns, consultations on accounting and tax related issues, services performed for audit of license compliance by the Company's customers, as well as other miscellaneous items.

           The Audit Committee has considered whether the provision of the services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.


                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

           The Company currently expects to hold its next Annual Meeting of Shareholders on or about June 18, 2003. Any shareholder who wishes to make a proposal for consideration at that meeting and wishes to have that proposal included in the proxy statement for the meeting in reliance on Rule 14a-8 under the Securities Exchange Act of 1934 must submit the proposal to the Secretary of the Company in writing, and such proposal must be received by the Company no later than March 18, 2003. Such a proposal will be included in next year's proxy statement to the extent required by the regulations of the Securities and Exchange Commission. The Company's by-laws establish an advance notice procedure with regard to shareholder proposals. In general, notice of a shareholder proposal for an annual meeting of shareholders must be received by the Company not less than 90 nor more than 120 days prior to the anniversary date of the preceding annual meeting of shareholders, provided, however, if the annual meeting is called for on a date that is not within 30 days before or after such anniversary date, in order to be timely such notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In addition, notice of a shareholder proposal for an annual meeting of shareholders must contain specified information and conform to certain requirements, as set forth in the Company's by-laws. If the chairman at any shareholders' meeting determines that a shareholder proposal was not made in accordance with the Company's by-laws, the Company may disregard such proposal. A copy of the Company's by-laws may be obtained upon written request to the Secretary of the Company, William F. Sorin, Ulticom, Inc., 1020 Briggs Road, Mount Laurel, New Jersey 08054.

           In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2003 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the Company's by-laws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Shareholder proposals should be addressed to the Secretary of the Company at the address set forth above.

                                 OTHER BUSINESS

           The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies that have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.


                                    By Order of the Board of Directors,


                                    William F. Sorin
                                    Secretary

Mount Laurel, New Jersey
May 10, 2002